Allspring Global Investments
Code of Ethics

GENERAL

Table of Contents
Purpose and Scope2
Applicability of this Code2
Principles of this Code3
Reportable Accounts and Holdings Reports3
Pre-Clearance and Approval Requirements5
Trading Restrictions and Prohibitions6
Education, Certifications, and Reporting Requirements8
Violations, Escalation, and Exemptions9
Governance and Reporting9
Related Policies10
Record Retention10
Policy Owner10

Appendices
Appendix A – Key Terms and Definitions11
Appendix B – Guidance13

GENERAL

Purpose and Scope
Allspring Global Investments, including all global affiliates (“Allspring”), has adopted this Code of Ethics (the “Code”) to establish standards of conduct and ethics and to outline requirements reasonably designed to prevent fraudulent, manipulative, or improper practices or transactions. This Code is maintained, administered, and enforced by the Allspring Chief Compliance Officer (“CCO”), the Chief Ethics Officer, and the Allspring Conduct and Ethics Team.  Please contact the Allspring Conduct and Ethics Team at Conduct@allspringglobal.com with any questions or inquiries pertaining to this Code.
Capitalized terms are defined herein and in Appendix A – Key Terms and Definitions.
Applicability of this Code
Access Persons
This Code applies to all of Allspring’s officers, directors, full-time or part-time employees, contingent workers who have been notified they are subject to the Code, and any other person designated by the Allspring Conduct and Ethics Team (“Access Persons”).
Immediate Family Members and Beneficial Ownership
The requirements of this Code also apply to “Immediate Family Members,” which include any person sharing the same household with an Access Person and any other person for which an Access Person has Beneficial Ownership of their accounts or securities.
In general, a person has Beneficial Ownership of an account or security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest1 in the account or security.
Access Persons are presumed to have a pecuniary interest in securities held by Immediate Family Members.  References to Access Persons hereinafter also includes their Immediate Family Members.
Investment Persons
An “Investment Person” is any Access Person involved with making investment decisions, recommendations, or securities transactions, including portfolio managers, traders, and investment analysts of Allspring or any other Access Persons designated by the Allspring Conduct and Ethics Team to meet these criteria.  In addition to complying with all the obligations of Access Persons, Investment Persons are also required to comply with additional provisions set forth within this Code, specifically with respect to blackout periods defined within the “Trading Restrictions and Prohibitions” section.
Principles of this Code
Access Persons must always observe the highest standards of conduct and ethics.  Access Persons must act professionally, exercise independent judgment, comply with all applicable laws and regulations, and adhere to Allspring’s policies and procedures.  Access Persons have a duty of care and loyalty to Allspring’s clients2 and must avoid actual or perceived conflicts of interest.  Access Persons may never:
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Engage in any behavior or activities that place their personal interests above the interests of clients;
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Take investment opportunities away from clients;
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Engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client;
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Make any untrue statement of a material fact, or omit to state a material fact, to mislead clients;
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Use Allspring’s proprietary information to benefit them personally, including the use of proprietary investment research, technology, or other information for personal gain; or
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Engage in any personal activities, including personal securities transactions, private placements, outside activities, gifts and entertainment, political contributions, or other activities, that do not comply with this Code or other relevant Allspring policies.
Reportable Accounts and Holdings Reports
Reportable Accounts Requirements
Access Persons are responsible for disclosing all their Reportable Accounts in the FIS ECM system (“ECM”)3 no later than 10 calendar days after becoming an Access Person.  Reportable Accounts are those accounts in which an Access Person has direct or indirect Beneficial Ownership (including any accounts of Immediate Family Members) that can hold Reportable Securities (even if the account does not currently hold Reportable Securities).
The most common types of Reportable Securities are listed below.  Please refer to Appendix A for a complete definition of Reportable Securities and Appendix B for examples and guidance.
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Stocks
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Corporate and municipal bonds
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Closed-end funds
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Exchange-Traded Funds (“ETFs”)
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Options on Reportable Securities
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Any funds for which Allspring serves as an investment manager or adviser, including third party funds for which Allspring serves as sub-adviser (except for money market funds) (“Reportable Funds”)
Examples of accounts that can hold Reportable Securities include the following:
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Brokerage accounts, including custodial and trust accounts.
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External retirement accounts, such as IRA, 401(k), and global equivalents, which are capable4 of investing in Reportable Securities (including Reportable Funds).
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Education Savings Accounts (“ESA”), such as 529 Plans, Coverdell ESAs, or global equivalents, which are capable5 of investing in Reportable Securities (including Reportable Funds).
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Allspring Employee Benefit Accounts, as described below.
Please refer to Appendix B for examples and guidance.
Allspring Employee Benefit Accounts
Certain Allspring benefit accounts are Reportable Accounts because they are capable of investing in Reportable Securities.  This includes:
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Allspring 401(k) accounts, which are capable of investing in Reportable Funds.
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Allspring Health Savings Accounts (“HSA”), which are capable of investing in Reportable Securities once the account has exceeded a minimum balance threshold.
Approved Brokers
Access Persons may only maintain Reportable Accounts with an approved broker included on the Allspring Approved Broker List (“Approved Brokers”).  Access Persons that have a Reportable Account with a non-Approved Broker must either close the account or transfer the account to an Approved Broker.  This requirement is not applicable to Managed Accounts6 or Allspring employee benefit accounts.  This requirement is also not applicable to certain non-U.S. employees who reside in a jurisdiction where access to Approved Brokers is limited; non-U.S. employees must confirm applicability of this requirement with the Allspring Conduct and Ethics Team.  Any exemptions to this requirement must be approved in writing by the Allspring Conduct and Ethics Team.
Please refer to the Conduct and Ethics page on Springboard to view the “Allspring Approved Broker List.”
Initial and Annual Holdings Reports
Access Persons must provide a complete initial report of their holdings in Reportable Accounts in ECM no later than 10 calendar days after becoming an Access Person.  The initial holdings report must include information that is current as of a date no more than 45 days prior to becoming an Access Person.  At least annually thereafter, Access Persons must provide a complete report of their holdings in Reportable Accounts which is current as of a date no more than 45 days prior to submission.
Opening and Closing Reportable Accounts
Access Persons must submit a pre-approval request in ECM and receive approval prior to opening any new Reportable Account, which includes those of Immediate Family Members.  Access Persons must notify the Allspring Conduct and Ethics Team upon closing any Reportable Accounts in a timely manner so that they may be removed from ECM.  After closing an account, Access Persons must deliver a copy of the most recent account statement, showing no assets, to the Allspring Conduct and Ethics Team.
Pre-Clearance and Approval Requirements
Pre-Clearance of Reportable Securities
Access Persons must pre-clear all personal transactions in Reportable Securities (except for ETFs and Reportable Funds that are mutual funds), for themselves and their Immediate Family Members, and receive approval via ECM prior to executing trades with their broker.  Pre-clearance is not required for transactions in Managed Accounts and Automatic Investment Plans.  Please refer to Appendix B for a complete list of Reportable Securities that require pre-clearance.
How to Pre-Clear Reportable Securities
Follow the steps below to pre-clear and receive approval via ECM:
1.
Request for approval:  Request pre-clearance approval in ECM by inputting all required information regarding the proposed transaction.  Note that Access Persons may only request pre-clearance for market orders or same day limit orders.

2.
Wait for notification of approval:  Do not execute the trade until receiving an approval email from ECM.  The approval email grants authorization to execute the trade, as requested, and is only effective until the close of business on the same trading day, provided that approvals for trading on a foreign market received after the market has closed are valid until the close of business on the next trading day.  If the approved transaction is not executed within the approved timeframe, the pre-clearance process must be repeated.

3.
Denials:  Pre-clearance requests that are denied must not be executed.  The reasons for denying a trade may not be explained due to material non-public information (“MNPI”) concerns.
Trading Restrictions and Prohibitions
Ban on Short-Term Trading Profits
Access Persons are not permitted to profit from short-term trading in their personal accounts.  Short-term trading is any buy and sell, or sell and buy, of the same Reportable Security within 60 calendar days.  This prohibition applies even if the transactions occur in separate personal accounts and regardless of tax lots.  This prohibition also applies to options on Reportable Securities.  Additionally, any option transaction must have an expiration date that is at least 60 calendar days from the date of purchase or sale, and Access Persons may not exercise an option for profit within the 60-day period.
The Allspring Conduct and Ethics Team will calculate and require disgorgement of any short-term trading profits, as required.
The ban on short-term trading profits does not apply to transactions that involve:
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Reportable Securities that do not require pre-clearance (refer to Appendix B);
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Transactions in Managed Accounts;
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Automated transactions pursuant to an Automatic Investment Plan that has been approved by the Allspring Conduct and Ethics Team; or
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Involuntary actions, such as vested deferred stock compensation, involuntary call of an option, or corporate actions.
60-Day Holding Period for Reportable Funds
Access Persons who purchase shares of Reportable Funds are required to hold them for at least 60 calendar days, regardless of tax lots7.  This 60-day holding period does not apply to Allspring money market funds or ultra-short funds.
Allspring Closed-End Funds
Access Persons may only purchase or sell shares of an Allspring closed-end fund during the 10 calendar days beginning on the next day after the release of dividend announcements to the public for such fund.  In addition, Access Persons may be prohibited from transacting in Allspring closed-end funds (even during such trading windows) if the Allspring Conduct and Ethics Team determines that transactions must be restricted due to MNPI.  Access Persons that are designated as insiders of an Allspring closed-end fund under Section 16 of the Securities Exchange Act of 1934 are required to submit SEC regulatory filings in connection with their transactions pursuant to the Allspring Funds Section 16 Procedures.
Private Placements
Access Persons must obtain approval via ECM prior to any acquisition of securities in a Private Placement (i.e., a non-public offering).  Access Persons must request pre-clearance approval via ECM by completing a Private Securities Transaction Request Form and inputting all required information.  If approved, Access Persons must confirm that the transaction was completed, provide the final Private Placement agreement in ECM, and report the Private Placement on their next Quarterly Transaction Report certification (refer to the “Certifications and Reporting” section of this Code).
Access Persons must disclose to the Allspring Conduct and Ethics Team any investments in a Private Placement when they become aware of any potential conflicts of interest (e.g., Access Person’s involvement in any subsequent consideration of an investment in the issuer by Allspring).
Initial Public Offerings
Access Persons are generally prohibited from purchasing shares in an Initial Public Offering (“IPO”).  Exceptions may be granted in certain circumstances (e.g., if an Immediate Family Member is offered shares of his or her employer firm).  Any investment by an Access Person in an IPO, or other limited offering, must receive written pre-approval by the Allspring Conduct and Ethics Team.
Investment Clubs
Access Persons are generally prohibited from participating in an Investment Club.  Any requests to participate in an Investment Club must be submitted to the Allspring Conduct and Ethics Team for review and approval.  If approved to participate in an Investment Club, the account(s) of that club would become applicable to this Code and its requirements.
Excessive Trading
Excessive trading, as determined by the Allspring Conduct and Ethics Team in its sole discretion, is not tolerated as it may interfere with job performance and the duty of loyalty and care to Allspring’s clients.  In general, Access Persons trading more than 60 times in a quarter should expect a notification regarding excessive trading, including notice to their manager.  Excessive trading is monitored and reported to senior management.
Insider Trading
Access Persons must always handle confidential information properly, including MNPI.  Access Persons must never trade, or recommend trading, any securities for their personal gain, or on behalf of the firm or its clients, while in possession of MNPI.  Engaging in insider trading is a violation of global laws and regulations and is a breach of Allspring policy.  Access Persons that come into possession of MNPI must immediately notify the Allspring Conduct and Ethics Team and comply with the Allspring Firewall Compliance Policy and the Allspring Information Barrier Policy.
Restricted Securities List
Allspring maintains a “Restricted List” that includes individual securities and issuers for which one or more persons at Allspring may hold price sensitive information.  Any pre-clearance requests to trade in a security on the Restricted List will be denied.  The Restricted List is not distributed to employees; it is maintained and updated periodically in ECM by the Allspring Conduct and Ethics Team.  Please refer to the Allspring Firewall Compliance Policy.
Blackout Periods for Investment Persons
Investment Persons (and their Immediate Family Members) are prohibited from executing personal securities transactions during certain blackout periods.
Investment Persons are prohibited from transacting in Reportable Securities during the 7 calendar days immediately preceding and immediately following the date of the same trade in a client account where there is a perceived or actual conflict of interest (e.g., the Investment Person services the account or has access to sensitive information related to the account).
Personal securities transactions executed during the blackout period will be investigated for conflicts of interest and any violations identified may be subject to sanctions, including divestment and/or disgorgement of profits (please refer to the Conduct and Ethics page on Springboard for “Conduct Matters Guidance”).
Education, Certification, and Reporting Requirements
Education
Access Persons are required to complete training on the Code within 30 days of hire date and then annually thereafter.
Certifications and Reporting
Access Persons must complete initial, quarterly, and annual certifications and reporting in ECM.
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Code of Ethics Certification: Access Persons are required to certify in writing upon hire date, and annually thereafter, that they have received and understand this Code.  Additionally, all Access Persons must provide a written acknowledgement of their receipt and understanding of any material amendment to the Code.

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Quarterly Transactions Reports:  Access Persons are required to report all personal securities transactions of Reportable Securities within 30 calendar days of each calendar quarter end.  Access Persons must certify that they have reported all Reportable Accounts and that the personal securities transactions reported within these accounts are complete, accurate, and in compliance with this Code.  Transactions of Managed Accounts are not subject to Quarterly Transactions Reporting.

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Initial and Annual Holdings Reports:  As noted under the Reportable Accounts and Holdings Reports section, Access Persons are required to report initial (upon becoming an Access Person) and annual holdings reports (within 30 calendar days of calendar year end).  Access Persons must certify that they have reported all holdings of Reportable Accounts and that the holdings reported within these accounts are complete, accurate, and current as of a date no more than 45 days prior to submission.
Violations, Escalation, and Exemptions
Violations
The Allspring Conduct and Ethics Team is responsible for investigating any actual or suspected violation of the Code and reporting the results to the Chief Ethics Officer.  Access Persons that have violated the Code will be sanctioned depending on the severity of the infraction.  The Allspring Conduct and Ethics Team, in its sole discretion, may issue any sanctions deemed appropriate to address the infraction, subject to applicable law.  This may include: a written notice, additional training, deduction from wages/compensation and/or disgorgement of profit, restriction or suspension of certain personal and/or business activities, heightened monitoring or supervision, termination of employment, referral to civil or criminal authorities, or any other remedies necessary to address the violation.
Please refer to the Conduct and Ethics page on Springboard for “Conduct Matters Guidance.”
Escalation
Access Persons are expected to report any concerns regarding unethical behavior or misconduct to the CCO or Chief Ethics Officer upon identification.  This includes any actual or suspected violations of this Code or other Allspring policies or any non-compliance with applicable laws and regulations.  Access Persons may also call +1 980 505 8998 to report a concern anonymously.  No retaliation may be taken against any person for providing information in good faith about such violations or concerns.
All questions and inquiries regarding this Code or any assistance with ECM should be communicated to Conduct@allspringglobal.com.
Exemptions
The Allspring Conduct and Ethics Team may grant certain exemptions to this Code. Exemption requests must be submitted to Conduct@allspringglobal.com with rationale to justify the request. Any exemptions to this Code must be approved in writing by the Allspring Conduct and Ethics Team and are reported to the Allspring Conduct and Ethics Committee.
Governance and Reporting
The Code is reviewed and approved by the Allspring Conduct and Ethics Committee at least annually. The Allspring Conduct and Ethics Committee receives periodic reporting in relation to adherence to the requirements associated with this Code.

Related policies
Please refer to the Allspring Policy Library page on Springboard to access all related policies.
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Allspring Complaints and Whistleblower Management Policy
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Allspring Conflicts of Interest Policy
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Allspring Electronic Communications Policy
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Allspring Firewall Compliance Policy
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Allspring Gifts and Entertainment Policy
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Allspring Global Anti-Bribery & Corruption Policy
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Allspring Global Fraud Risk Management Policy
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Allspring Information Barrier Policy
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Allspring Outside Activities Policy
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Allspring Political Contributions and Solicitation of Contributions and Payments Policy
Records Retention
Records associated with the implementation and execution of this Code are retained and subject to destruction as indicated by the requirements set forth in the Allspring Records Management policy, and in accordance with regulatory requirements.
Policy Owner
Policy Owner: Chief Ethics Officer
Policy Governance: Allspring Conduct and Ethics Committee
Published: September 1, 2023
Effective: October 1, 2023
Last Approval: August 24, 2023
Responsible Group: Allspring Conduct and Ethics Team (Conduct@allspringglobal.com)

1 “Pecuniary interest” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.  Generally, a pecuniary interest in the security means the opportunity, directly or indirectly to profit or share in any profit derived from a transaction in a security.
2 The term “client” also includes any fund for which Allspring serves as an investment manager, adviser, or sub-adviser.
3 FIS Employee Compliance Manager (“ECM”), formerly FIS Protegent Personal Trading Assistant (“PTA”).
4 An IRA account or a 401(k) account with a brokerage window would be a Reportable Account because it is capable of investing in Reportable Securities.  A 401(k) account that offers only a selection of investable funds, all of which are not Reportable Funds, is not a Reportable Account; however, if a Reportable Fund is on or added to the investable menu, then the 401(k) account is a Reportable Account.
5 Coverdell ESAs are Reportable Accounts because they are capable of investing in Reportable Securities.  A 529 plan that offers only a selection of investable funds, all of which are not Reportable Funds, is not a Reportable Account; however, if a Reportable Fund is on or added to the investable menu, then the 529 plan is a Reportable Account.
6 A “Managed Account” (also referred to as a discretionary account) is an account that is managed by a non-affiliated third party (broker-dealer, registered investment advisor, or other investment manager acting in a similar fiduciary capacity) who exercises sole investment discretion.  Documentation to support a Managed Account includes an official discretionary letter from the non-affiliated third party which expressly states that the Access Person does not have any investment discretion over the account. Access Persons with Managed Accounts will also be required to complete an annual attestation confirming that they did not direct any investment decisions during the year.
7 If applicable, Access Persons must additionally abide by any requirements regarding frequent purchases and redemptions of shares in accordance with a fund’s prospectus.

GENERAL

Appendix A – Key Terms and Definitions

Term	Definition
Access Person
All of Allspring’s officers, directors, full-time or part-time employees, contingent workers that have been notified they are subject to the Code, and any other person designated by the Allspring Conduct and Ethics Team.

Approved Broker
A broker that is included on the Allspring Approved Broker List.  These are brokers that provide automated holdings and transactions reporting into ECM through an electronic feed.  Subject to the exceptions set forth in the Code, Access Persons and their Immediate Family Members may only maintain personal accounts with Approved Brokers.

Automatic Investment Plan
A program that allows a person to purchase or sell Reportable Securities, automatically and on a regular basis in accordance with a pre-determined schedule and allocation, without any further action by the person.

Beneficial Ownership
In general, a person has Beneficial Ownership of an account or security if they, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the account or security.  “Pecuniary interest” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.  Generally, a pecuniary interest in the security means the opportunity, directly or indirectly to profit or share in any profit derived from a transaction in a security. Access Persons are presumed to have a pecuniary interest in securities held by Immediate Family Members.

ECM
FIS Employee Compliance Manager (“ECM”), formally FIS Protegent Personal Trading Assistant (“PTA”), is the technology vendor used by Allspring to monitor employees’ personal activities, including personal securities transactions, private placements, outside activities, gifts and entertainment, political contributions, and other activities.

Immediate Family Member
Any person sharing the same household with an Access Person (including spouses or domestic partners, children, grandchildren, siblings, parents, grandparents, relatives-in-law, step relative, adoptive relative, legal guardian), or any other person for which an Access Person has “Beneficial Ownership” of their accounts or securities.

Investment Person
Any Access Person involved with making investment decisions, recommendations, or securities transactions, including portfolio managers, traders, and investment analysts of Allspring or any other Access Persons designated by the Allspring Conduct and Ethics Team to meet these criteria.

Managed Account/ Discretionary Account
An account that is managed by a non-affiliated third party (broker-dealer, registered investment advisor, or other investment manager acting in a similar fiduciary capacity) who exercises sole investment discretion.

Private Placement	A non-public security offering. This includes offerings exempt from registration under Section 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505, or Rule 506 thereunder.
Reportable Account
Any account in which an Access Person has direct or indirect Beneficial Ownership (including any accounts of Immediate Family Members) that can hold Reportable Securities (even if the account does not currently hold Reportable Securities).  Refer to Appendix B for additional guidance.

Reportable Fund	Any funds for which Allspring serves as an investment manager or adviser, including third party funds for which Allspring serves as sub-adviser (except for money market funds).
Reportable Security
Any security as defined in section 202(a)(18) of the Investment Advisers Act of 1940 and section 2(a)(36) of the Investment Company Act of 1940, except that it does not include:
(i)
Direct obligations of the U.S. Government;
(ii)
Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)
Shares issued by money market funds;
(iv)
Shares issued by open-end funds other than Reportable Funds; and
(v)
Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

GENERAL

Appendix B – Guidance
The below tables include non-exhaustive lists to be used for reference.  Please contact the Allspring Conduct and Ethics Team (Conduct@allspringglobal.com) for additional guidance.
Reportable Accounts
Account	Reportable Account?
Brokerage accounts (including IRAs, custodial, and trust accounts)	Yes
Managed Accounts and Automatic Investment Plans	Yes
Allspring 401(k) plans	Yes
Education Savings Accounts (“ESA”) that can invest in Reportable Securities	Yes
Health Savings Account (“HSA”) that can invest in Reportable Securities	Yes
Employee stock purchase or ownership plans (“ESPP” or “ESOP”)	Yes
External (non-Allspring) 401(k) plans that can invest in Reportable Funds	Yes
External (non-Allspring) 401(k) plan that cannot hold Reportable Funds	No
Cash management accounts that cannot buy or sell Reportable Securities	No
Cryptocurrency accounts	No
Reportable Securities and Pre-Clearance
Security	reportable Security?	Pre-Clear?
Stocks (common, preferred, rights and warrants)	Yes	Yes
Bonds (corporate, municipal, convertible and notes)	Yes	Yes
Closed-end funds (also referred to as investment trusts)	Yes	Yes
Options on Reportable Securities	Yes	Yes
Open-end Reportable Funds (except for money market funds)	Yes	No
Private placements (i.e., non-public or limited offering)	Yes	Yes
ETFs (and options on ETFs)	Yes	No
Direct obligations of the U.S. Government (e.g., U.S. Treasuries)	No	No
Money market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments	No	No
Money market funds	No	No
Open-end mutual funds (that are not Reportable Funds)	No	No
Commodities	No	No
Foreign currencies, including futures	No	No
Cryptocurrencies	No	No

GENERAL